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                                                                    EXHIBIT 99.1



TO:   Mark McHugh, Deutsche Bank Alex. Brown

CC:   MARNIE SEIF

FROM: Charles R. Stuckey Jr.     /s/Charles R. Stuckey, Jr.

DATE: 30 May 2002

RE:   ADVANCED INSTRUCTIONS TO SELL RSAS 144 STOCK AND EXERCISE AND SELL OPTIONS

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Mark:

Per our discussion today concerning the new SEC 10b5-1 rules, I would like you to apply the following instructions.

The plan is to SELL UP TO 65,000 SHARES OF RSAS PER MONTH under the restrictions outlined below:

For the first month of the quarter, NO SHARES SHOULD BE SOLD UNTIL 48 HOURS AFTER RSAS EARNINGS ARE PUBLICLY RELEASED.

If at any time in the month THE SHARE PRICE IS GREATER THAN OR EQUAL TO $10.00 PER SHARE BUT LESS THAN $15 PER SHARE, then 10,000 shares of stock held in my personal account, with the highest tax basis, should be sold in that month.

If at any time in the month THE SHARE PRICE IS EQUAL TO OR GREATER THAN $15.00 PER SHARE BUT LESS THAN $20.00 PER SHARE, then an additional 10,000 shares from my personal account, with the highest tax basis, should be sold plus 10,000 options exercised and sold from the June 17, 2002 grant with a strike price of $(TBD) should be sold in that month.

If at any time in the month THE SHARE PRICE IS GREATER THAN OR EQUAL TO $20.00 PER SHARE BUT LESS THAN $25.00 PER SHARE then 10,000 shares from my personal account, with the highest tax basis, should be sold plus 25,000 options from the June 17, 2002 grant with a strike price of $(TBD) should be exercised and sold. If there are not enough vested options from the June 17, 2002 option grant available, Grant #94-81A with a strike price of $16.50833 should be exercised and sold in that month.

For a STOCK PRICE EQUAL TO OR GREATER THAN $25.00 PER SHARE, exercise and sell 20,000 options each from Grant #94-81A with a strike price of $16.50833 and Grant #94-1018A with a strike price of $17.25 up to 65,000 shares in that month.

For the last month of the quarter if the share price is at least $15.00 per share and less than 65,000 shares have been sold quarter to date then additional shares of stock from the June 17, 2002 grant may be sold up to 65,000 shares for that month. NOTE: NO SHARES SHOULD BE SOLD TWO WEEKS PRIOR TO THE END OF THE QUARTER.

This plan should commence on July 1, 2002 and run for two consecutive Quarters until December 31, 2002.

I have directed RSAS as soon as practicable, to notify me and Deutsche Bank Alex. Brown of any circumstance pursuant to which a sale of shares by me in accordance with the terms of the plans described above could be expected either to: (a) result in a violation by me or RSAS of Regulation M promulgated

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pursuant to the Securities Act of 1933, or (b) result in the inability of RSAS to qualify for "pooling treatment" under applicable U.S. accounting guidelines with respect to a transaction that the Company considers imminent. Following my receipt of any such notice that I am to suspend trading, I will instruct Deutsche Bank Alex. Brown not to sell any shares under this plan until I am advised in writing by the Company that the suspension has been terminated.



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ADVANCED INSTRUCTION TO SELL COMMON STOCK

To: Deutsche Bank Alex. Brown
    A Division of Deutsche Bank Securities Inc.

Account Number:  210-26100-17
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         I am a holder of options to acquire shares, of the common stock of RSA
SECURITY, INC. (Tkr: RSAS). I would like to periodically sell Company shares in order to diversify my portfolio. I also wish to take advantage of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which provides for an affirmative defense from insider trading liability for purchases and sales effected pursuant to a contract, instruction or plan entered into when a person is not aware of any material nonpublic information. This instruction ("Instruction") is intended to constitute a "written plan for trading securities" within the meaning of Rule 10b5-1.

         I hereby instruct Deutsche Bank Securities Inc. (referred to herein as "Deutsche Bank Alex. Brown") to sell currently held shares as well as exercise options representing shares of Common Stock, and to sell the resulting shares of Common Stock pursuant to the specific instructions set forth in the attached memo. My orders here under are given to you on a not held basis, meaning that you shall use your best judgement in the execution of each order, and that you shall be relieved of all responsibility with respect to the time of execution or the price or prices of execution. I understand that in exercising such judgement, it is possible that you may not sell some or all of the shares that you are authorized hereunder to sell in any given period under this Instruction.

         You are authorized to make deliveries of securities and payment of moneys in accordance with your normal practice. All shares to be sold shall have been previously deposited into my account, and you shall not be required to follow this Instruction if shares are not present in my account (or acceptable arrangements to deliver option shares have not been made) prior to the dates on which sales shall occur. If this Instruction requires you to exercise stock options you shall do so in accordance with your normal procedures, and unless instructed otherwise, remit the exercise price and the withholding tax as calculated by the Company. In no instance should you exercise options that are not in the money. The share amount listed above shall be increased or decreased to reflect stock splits should they occur. I understand that I shall be responsible to arrange for any filings that may be required under applicable law (e.g., Form 144, Schedule 13D, and Forms 4 and 5), and that I may be subject to the short swing profit rules contained in Section 16 of the Securities Exchange Act of 1934. In this connection, I understand that upon my request, you will assist me in making advance arrangements regarding the filing of Forms 144.

         All sales shall be effected in your normal fashion in accordance with your terms and conditions for my account and risk. You may act as principal in any transaction hereunder. I understand that you may not be able to make all of the sales contemplated under this Instruction due to a market disruption or a legal, regulatory or contractual restriction applicable to you or any other event or circumstance. I further understand that even in the absence of such a circumstance, you may be unable to make sales consistent with ordinary principles of best execution due to insufficient volume of trading or other market factors in effect on the date of a sale. I hereby ratify and confirm any and all transactions with you in accordance with this Instruction. I also agree to indemnify and hold Deutsche Bank Alex. Brown harmless from and to pay Deutsche Bank Alex. Brown promptly on demand any and all losses arising from its reasonable interpretation and performance of this Instruction.

         You will cease making sales under this Instruction as soon as practicable following receipt of written notice from the Company, confirmed by telephone, that the Company has entered into a transaction that results in my being subject to trading restrictions. You shall resume making sales in accordance with this Instruction as soon as practicable after you receive written notice from the Company of the cessation or termination of any such trading restriction. Any sales not made as a result of the imposition of any trading restriction shall be deemed to be cancelled and shall not be made pursuant to this Instruction.

         While this Instruction is in effect I will not enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock (including any securities convertible or exchangeable into Common Stock). I agree that until this Instruction has been terminated I will not enter into a binding contract with respect to the purchase or sale of Common Stock with another broker, dealer or financial institution, instruct any broker, dealer or

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financial institution to purchase or sell Common Stock or adopt a trading plan with respect to Common Stock other than this Instruction.

         I represent and warrant that I am not presently aware of any material nonpublic information regarding the Company or its securities and that I am currently able to sell Common Stock under the Company's insider trading policies and covenant that I will not discuss or otherwise disclose material nonpublic information to my investment representative or any other of your personnel responsible for carrying out this Instruction. I have obtained the approval of the Company's counsel to enter into this Instruction.

         This Instruction may be modified, terminated or amended only by a writing signed by the parties hereto. Any modification or amendment of this Instruction may only occur at a time when I am not aware of material nonpublic information concerning the Company or its securities and I am otherwise permitted to make sales under the Company's insider trading policies. If this Instruction is modified or amended, or if I establish a new plan after termination of this Instruction, no sales shall be made during the thirty (30) calendar days immediately following such modification, amendment or termination (other than sales already provided for in the Instruction prior to modification, amendment or termination).

         This Instruction shall not be effective until Deutsche Bank Alex. Brown confirms its acceptance in writing by signing below. It shall remain in full force and effect until revoked or modified by me in writing. Deutsche Bank Alex. Brown may decline to act hereunder upon reasonable notice. I hereby irrevocably authorize you to accept any instruction from the Company to cease or suspend sales hereunder.


                                       /s/ Charles R. Stuckey, Jr.
                                       -----------------------------------
                                       Charles R. Stuckey, Jr.

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Accepted
Deutsche Bank Alex. Brown

/s/ Stuart C. Williams
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Branch Manager

Dated: 6/4/02